CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 28, 2025, relating to the financial statements and financial highlights of 83 Investment Group Income Fund, which are included in Form N-CSR for the period ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

February 26, 2026